STANDBY PURCHASE AGREEMENT

          THIS STANDBY PURCHASE AGREEMENT (this “Agreement” or this “Standby Purchase Agreement”) is made and entered into as of August 4, 2009, by and between HC Innovations, Inc., a Delaware corporation (the “Company”), and Brahma Finance (BVI) Limited, a company organized under the laws of the British Virgin Islands (the “Standby Purchaser”).

WITNESSETH:

          WHEREAS, concurrently herewith, the Standby Purchaser and the Company have entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”), pursuant to which the Company has agreed to sell and the Standby Purchaser has agreed to purchase, on the terms and conditions therein set forth, 60,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”); and

          WHEREAS, the Company intends to offer (the “Rights Offering”) to all of its record holders of Common Stock and (ii) all holders of securities issued by the Company that are convertible into or exercisable or exchangeable for Common Stock the right (each a “Right” and collectively, the “Rights”) to purchase, on the terms and conditions hereinafter set forth, 240,000,000 shares of Common Stock (the “Rights Shares”); and

          WHEREAS, the Standby Purchaser is willing to provide a standby commitment (the “Standby Commitment”) to purchase, on the terms and conditions hereinafter set forth, all of the Rights Shares offered but not purchased pursuant to the Rights Offering.

          NOW THEREFORE, in consideration of the mutual undertakings herein contained, the parties hereto agree as follows:

          1. Rights Offering.

          (a) Capital Increase. The Company shall take all action necessary to increase the Company’s authorized shares of Common Stock (the “Capital Increase”) to an amount sufficient to permit (i) the conversion of all Amended Notes subject to that certain Securities Amendment and Purchase Agreement dated as of December 23, 2008 by and between the Company and the Noteholders identified therein (the “Securities Amendment and Purchase Agreement”) at the Conversion Price provided therein, as adjusted for the transactions contemplated by the Stock Purchase Agreement and the Rights Offering, (ii) the exercise of all New Warrants issued pursuant to the Securities Amendment and Purchase Agreement at the exercise price provided therein, as adjusted for the transactions contemplated by the Stock Purchase Agreement and the Rights Offering, (iii) completion of the Rights Offering, and (iv) issuance of up to 15% of the Company’s outstanding shares of Common Stock pursuant to future management and employee stock awards. Without limiting the generality of the foregoing sentence, as soon as practicable after the date hereof the Company shall either (x) call a meeting of its shareholders for the purpose of soliciting the necessary votes to effect the Capital Increase through the filing with the Securities and Exchange Commission (“SEC”) and distribution to shareholders of a Proxy Statement on Schedule 14A; or (y) solicit the written consents from its shareholders for the approval of an increase in the number of authorized shares of the Company’s Common Stock and thereafter file the necessary Information Statement on Schedule 14C. The actions contemplated in (x) and (y) above shall take place no later than September 30, 2009; provided, however, that such date may be extended as reasonably necessary for the Company to respond to any comments received from the SEC in connection with the Proxy Statement on Schedule 14A or the Information Statement on Schedule 14C. In connection with the foregoing, the Standby Purchaser hereby agrees to vote all shares of the Company’s Common Stock owned by it in favor of the actions contemplated in this Section 1(a).

          (b) Registration Statement. The Company shall file with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-1 covering the registration under the Securities Act of 1933, as amended (the “1933 Act”) of the shares of Common Stock subject to the Rights Offering. The Company shall use all reasonable efforts to cause such registration statement to be declared effective by the SEC and, promptly after such declaration, the Company will prepare and file a prospectus in accordance with the provisions of Rule 430A (“Rule 430A”) of the rules and regulations of the Commission under the 1933 Act (the “1933 Act Regulations”) and paragraph (b) of Rule 424 (“Rule 424(b)”) of the 1933 Act Regulations. The information included in such prospectus that was omitted from such registration statement at the time it became effective but that is deemed to be part of such registration statement at the time it became effective pursuant to paragraph (b) of Rule 430A is referred to as “Rule 430A Information.” Each prospectus used before such registration statement became effective, and any prospectus that omitted the Rule 430A Information, that was used after such effectiveness and prior to the execution and delivery of this Agreement, is herein called a “Preliminary Prospectus.” Such registration statement, including the amendments thereto, the exhibits and any schedules thereto, at the time it became effective, and including the Rule 430A Information, is herein called the “Registration Statement.” The final prospectus in the form first furnished to the holders of the Company’s Common Stock and holders of securities issued by the Company that are convertible into or exercisable or exchangeable for Common Stock for use in connection with the Rights Offering is herein called the “Prospectus.” For purposes of this Agreement, all references to the Registration Statement, any Preliminary Prospectus, the Prospectus or any amendment or supplement to any of the foregoing shall be deemed to include the copy filed with the Commission pursuant to its Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”).

          (c) Offering. Promptly following effectiveness of the Registration Statement and filing of the Prospectus, the Company shall make the Rights Offering by offering the Rights Shares pro rata to each of its record holders of Common Stock and each holder of securities issued by the

Company that are convertible into or exercisable or exchangeable for Common Stock. The Rights Shares shall be offered at a price of $0.01 per share of Common Stock. The Rights Offering shall be kept open for acceptance for a period of at least twenty business days following the date on which the Prospectus is first furnished to those record holders entitled to participate in the Rights Offering, or for such longer period as shall be required by the 1993 Act and the 1933 Act Regulations. The Registration Statement and the Prospectus shall contain such further terms and conditions as the Company may determine and as may be reasonably acceptable to the Standby Purchaser.

          (d) Standby Commitment. Promptly following the last date upon which the Rights Offering is open for acceptance, but in any event no later than five business days following such date, the Company shall deliver a notice (the “Standby Notice”) to the Standby Purchaser specifying the number of Rights Shares that have been accepted pursuant to the Rights Offering and the number of Rights Shares not accepted pursuant to the Rights Offering that are subject to the Standby Commitment (the “Standby Shares”) and the aggregate purchase price payable by the Standby Purchaser for the Standby Shares. Subject to the fulfillment or waiver of the conditions set forth in Section 4 hereof, the Company shall sell and the Standby Purchaser shall purchase the Standby Shares at a price of $0.01 per share of Common Stock. The purchase and sale of the Standby Shares shall take place at the offices of Gersten Savage LLP, 600 Lexington Avenue, 9th Floor, New York, NY 10022 on such date as the Company and the Standby Purchaser may agree upon (the “Standby Closing Date”); provided that the Standby Closing Date shall be no later than five business days following the date upon which the Standby Purchaser receives the Standby Notice. On the Standby Closing Date, the Company shall deliver to the Standby Purchaser one or more certificates representing the Standby Shares registered in the name of the Standby Purchaser or its nominee. For purposes of expediting the checking and packaging of the certificates to be so delivered, the Company shall make such certificates available for inspection by the Standby Purchaser in New York, New York, not later than 5:00 p.m., New York time, on the business day prior to the Standby Closing Date. On or prior to the Standby Closing Date, the Standby Purchaser shall deliver the purchase price payable for the Standby Shares by certified check or by wire transfer of immediately available funds to the Company at the following account:

ABA#
Account#
Name:
Attention:

          In addition, each of the Company and the Standby Purchaser shall deliver all documents, instruments and writings required to be delivered by such party pursuant to this Agreement at or prior to the Standby Closing. On the Standby Closing Date the Standby Shares will be validly issued, fully paid and non-assessable. The Company shall pay any documentary, stamp or similar issue or transfer taxes due upon the issuance and delivery of the Standby Shares to the Standby Purchaser.

          (e) Standby Commitment Fee. As consideration for its obligations hereunder, the Standby Purchaser shall receive a fee of $600,000 (the “Standby Commitment Fee”). The Standby Commitment Fee shall be payable on the Standby Closing Date by the issuance to the Standby Purchaser of additional shares of Common Stock at $0.01 per share, for a total Standby Commitment Fee of 60,000,000 shares of Common Stock (the “Fee Shares”). The Fee Shares will be validly issued, fully paid and non-assessable. The Company shall pay any documentary, stamp or similar issue or transfer taxes due upon the issuance and delivery of the Fee Shares to the Standby Purchaser.

          (f) Other Fees and Expenses. The Company shall pay to the Standby Purchaser or its designee all of the Standby Purchaser’s reasonable legal and professional costs incurred in connection with the transactions contemplated hereby. All such costs shall be paid on or before the Standby Closing Date.

          2. Representations and Warranties of the Company. The Company hereby makes the following representations and warranties to the Standby Purchaser as of the date hereof (in the case of Section 2(a) below) and as of the Standby Closing Date (in the case of all representations and warranties contained in this Section 2):

          (a) Incorporation of Stock Purchase Agreement Representations. Each of the representations and warranties of the Company contained in the Stock Purchase Agreement, other than the representation contained in Section 2.1(m) (Securities Act Registration Etc.) of the Stock Purchase Agreement is true and correct; provided that, for purposes of this representation, (i) all references in the Stock Purchase Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to this Standby Purchase Agreement, (ii) all references in the Stock Purchase Agreement to “Shares” shall mean and be a reference to the Standby Shares and Fee Shares to be issued and sold pursuant to this Standby Purchase Agreement, (iii) all references in the Stock Purchase Agreement to the “Closing Date” shall mean and be a reference to the Standby Closing Date under this Standby Purchase Agreement, and (iv) all references in the Stock Purchase Agreement to “the date hereof” or words of like import shall mean and be a reference to the date of this Standby Purchase Agreement.

          (b) Compliance with Registration Requirements. Each of the Registration Statement and any post-effective amendment thereto has become effective under the 1933 Act and no stop order suspending the effectiveness of the Registration Statement or any post-effective amendment thereto has been issued under the 1933 Act and no proceedings for that purpose have been instituted or are pending or, to the knowledge of the Company, are threatened by the

Commission, and any request on the part of the Commission for additional information has been complied with. At the respective times the Registration Statement and any post-effective amendments thereto became effective and at the Standby Closing Date, the Registration Statement and any amendments and supplements thereto complied and will comply in all material respects with the requirements of the 1933 Act and the 1933 Act Regulations and did not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. None of the Preliminary Prospectus, the Prospectus or any amendments or supplements thereto, at the time Preliminary Prospectus, the Prospectus or any such amendment or supplement was issued and at the Standby Closing Date, included or will include an untrue statement of a material fact or omitted or will omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          3. Covenants of the Company. The Company covenants with the Standby Purchaser as follows:

          (a) Compliance with Securities Regulations and Commission Requests. The Company will comply with the requirements of Rule 430A, and will notify the Standby Purchaser immediately, (i) when any post-effective amendment to the Registration Statement shall become effective, or any supplement to the Prospectus or any amended Prospectus shall have been filed, (ii) of the receipt of any comments from the Commission, (iii) of any request by the Commission for any amendment to the Registration Statement or any amendment or supplement to the Prospectus or for additional information, (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or of any order preventing or suspending the use of any Preliminary Prospectus, or of the suspension of the qualification of the Rights Shares for offering or sale in any jurisdiction, or of the initiation or threatening of any proceedings for any of such purposes or of any examination pursuant to Section 8(e) of the 1933 Act concerning the Registration Statement, and (v) if the Company becomes the subject of a proceeding under Section 8A of the 1933 Act in connection with the offering of the Rights Shares. The Company will effect the filings required under Rule 424(b), in the manner and within the time period required by Rule 424(b) (without reliance on Rule 424(b)(8)), and will take such steps as it deems necessary to ascertain promptly whether the form of prospectus transmitted for filing under Rule 424(b) was received for filing by the Commission and, in the event that it was not, it will promptly file such prospectus. The Company will make every reasonable effort to prevent the issuance of any stop order and, if any stop order is issued, to obtain the lifting thereof as soon as practicable.

          (b) Filing of Amendments and Exchange Act Documents. The Company will give the Standby Purchaser notice of its intention to file or prepare any amendment to the Registration Statement or any amendment, supplement or revision to either the prospectus included in the Registration Statement at the time it became effective or to the Prospectus, and will furnish the Standby Purchaser with copies of any such documents a reasonable amount of time prior to such proposed filing or use, as the case may be, and will not file or use any such document to which the Standby Purchaser or counsel for the Standby Purchaser shall object (other than a document which the Company believes, based on advice of legal counsel, it is required by law to file). The Company will give the Standby Purchaser notice of its intention to make any such filing from the date hereof to the Standby Closing Date and will furnish the Standby Purchaser with copies of any such documents a reasonable amount of time prior to such proposed filing, as the case may be, and will not file or use any such document to which the Standby Purchaser or counsel for the Standby Purchaser shall object (other than a document which the Company believes, based on advice of legal counsel, it is required by law to file). The Company will during the period when the Prospectus is required to be delivered under the 1933 Act, timely file all documents, and any amendments of previously filed documents, required to be filed by it pursuant to Section 13, 14 or 15(d) of the Exchange Act of 1934, as amended, and regulations of the Commission thereunder (the “Exchange Act Documents”).

          (c) Delivery of Prospectuses. The Company will furnish to each person entitled to participate in the Rights Offering such number of copies of the Prospectus (as amended or supplemented) as may be required to be delivered pursuant to the 1933 Act. The Prospectus and any amendments or supplements thereto so furnished will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

          (d) Continued Compliance with Securities Laws. The Company will comply with the 1933 Act and the 1933 Act Regulations so as to permit the completion of the distribution of the Rights Shares as contemplated in this Agreement and in the Prospectus. If at any time when a prospectus is required by the 1933 Act to be delivered in connection with sales of the Rights Shares, any event shall occur or condition shall exist as a result of which it is necessary, in the opinion of counsel for the Standby Purchaser or for the Company, to amend the Registration Statement or amend or supplement the Prospectus in order that the Prospectus will not include any untrue statements of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances existing at the time it is delivered to a purchaser, or if it shall be necessary, in the opinion of such counsel, at any such time to amend the Registration Statement or amend or supplement the Prospectus in order to comply with the requirements of the 1933 Act or the 1933 Act Regulations, the Company will promptly prepare and file with the Commission such amendment or supplement as may be necessary to correct such statement or omission or to make the Registration Statement or the Prospectus comply with such requirements.

          (e) Blue Sky Qualifications. The Company will use its reasonable best efforts to qualify the Rights Shares for offering and sale under the applicable securities laws of such states and other jurisdictions (domestic or foreign) as may be necessary and to maintain such qualifications in effect for a period of not less than one year from the effective date of the Registration Statement; provided, however, that the Company shall not be obligated to file any general consent or otherwise subject itself to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject.

          (f) Use of Proceeds. The Company will use the net proceeds received by it from the sale of the Rights Shares in the manner specified in the Prospectus under the Section captioned “Use of Proceeds.”

          (g) Issuer Free Writing Prospectuses. The Company represents and agrees that, unless it obtains the prior consent of the Standby Purchaser, it has not made and will not make any offer relating to the Rights Shares that would constitute an “issuer free writing prospectus,” as defined in Rule 433, or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405, required to be filed with the Commission. Any such free writing prospectus consented to by the Standby Purchaser is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Company represents that it has treated or agrees that it will treat each Permitted Free Writing Prospectus as an “issuer free writing prospectus,” as defined in Rule 433, and has complied and will comply with the requirements of Rule 433 applicable to any Permitted Free Writing Prospectus, including timely filing with the Commission where required, legending and record keeping.

          (h) Transfer Agent. The Company will direct American Stock Transfer and Trust Company, the Company’s transfer agent, or any subsequent transfer agent retained by the Company (the “Transfer Agent”) to advise the Standby Purchaser of the number of Rights exercised for Common Stock on the preceding day upon the Standby Purchaser’s request.

          (i) Material Changes. On or before the Standby Closing Date, the Company shall forthwith notify the Standby Purchaser of any material change affecting any of its representations, warranties, undertakings and indemnity given herein that occurs at any time prior to payment being made to the Company on the Standby Closing Date.

          4. Conditions Precedent to Standby Purchaser’s Obligations. The obligation hereunder of the Purchaser to acquire and pay for the Standby Shares on the Standby Closing Date is subject to the satisfaction, on or before the Standby Closing Date, of each of the conditions set forth below. These conditions are for the Purchaser’s sole benefit and may be waived by the Purchaser at any time in its sole discretion.

                    (a) Accuracy of the Company’s Representations and Warranties. The representations and warranties of the Company shall be true and correct in all material respects as of the date when made and as of the Standby Closing Date as though made at that time (except for representations and warranties as of an earlier date, which shall be true and correct in all material respects as of such date).

                    (b) Performance by the Company. The Company shall have performed all agreements and satisfied all conditions required to be performed or satisfied by the Company on or prior to the Standby Closing Date.

                    (c) No Litigation. There shall not be any litigation or proceeding pending or threatened that seeks to restrain or invalidate the transactions contemplated by this Agreement.

                    (d) Capital Increase. The approval by the Company’s shareholders of the Capital Increase.

                    (e) Effectiveness of Registration Statement. The Registration Statement has become effective and on the Standby Closing Date no stop order suspending the effectiveness of the Registration Statement shall have been issued under the 1933 Act or proceedings therefor initiated or threatened by the Commission, and any request on the part of the Commission for additional information shall have been complied with. A prospectus containing the Rule 430A Information shall have been filed with the Commission in the manner and within the time frame required by Rule 424(b) without reliance on Rule 424(b)(8) or a post-effective amendment providing such information shall have been filed and declared effective in accordance with the requirements of Rule 430A.

                    (f) Rights Offering. The Rights Offering shall have been completed in accordance with the terms of this Agreement and as described in the Registration Statement.

                    (g) Note Conversion and Warrant Transfer. Each of the Noteholders party to the Securities Amendment and Purchaser Agreement shall have executed an Undertaking to Convert Notes and Transfer Warrants in the form attached as Exhibit B to the Stock Purchase Agreement and each such Noteholder shall have converted its Amended Notes and transferred its New Warrants in accordance therewith.

                    (h) Termination of Line of Credit. The Line of Credit Agreement dated March 12, 2009 (the “Line of Credit Agreement”) between the Company and the lenders specified therein shall have been terminated and all amounts outstanding thereunder shall have been repaid.

                    (i) Investment by Noteholders. Each of the Noteholders party to the Securities Amendment and Purchaser Agreement shall have purchased such number of shares of Common Stock at a price of $0.01 per share as shall be sufficient to make an investment therein in an amount equal to the sum of (i) their commitments under the Line of Credit Agreement (in the aggregate amount of $510,000 plus accrued interest) immediately prior to its termination, and (ii) all past due fees and expenses owing to such Noteholders for services rendered as directors and/or officers of the Company (in the aggregate amount of approximately $66,000).

                    (j) The purchase and sale of the Shares (as therein defined) shall have taken place in accordance with the provisions of the Stock Purchase Agreement.

                    (k) Legal Opinions. The Standby Purchaser shall have received an opinion of U.S. counsel to the Company substantially in the form attached hereto as Exhibit A.

                    (l) Officer’s Certificates. The Company shall have delivered to the Standby Purchaser a certificate in form and substance satisfactory to the Standby Purchaser and the Standby Purchaser’s counsel, executed by an officer of the Company, certifying as to satisfaction of closing conditions, incumbency of signing officers, and the true, correct and complete nature of the Certificate of Incorporation, By-Laws, good standing and authorizing resolutions of the Company.

                    (m) Payment of Fees. The Standby Purchaser or its designee shall have received all fees payable under (i) Section 2.8 of the Securities Amendment and Purchase Agreement, (ii) the Line of Credit Agreement, (iii) the Stock Purchase Agreement, and (iv) Section 1(f) hereof.

                    (n) Certain Changes. There shall not have occurred, since the date of this Agreement and prior to the Closing Date, any of the following: (i) any Event of Default under any of Sections 9.1(a), 9.1(b), 9.1(h) or 9.1(i) of the Securities Amendment and Purchase Agreement; (ii) loss of any customer or group customers accounting for, at the time of such loss, at least 10% of the Company’s consolidated revenues during the four fiscal quarters most recently then ended; (iii) loss of any significant employee; or (iv) any other event which, singly or taken together with any other event, could reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or otherwise), prospects or results of operations of the Company and its Subsidiaries, taken as a whole, that is equivalent to or more adverse than any of the events referred to in clauses (i) through (iii) above..

                    (o) Transfer Agent Instructions. The Company shall have issued irrevocable instructions to its transfer agent requesting the transfer agent to issue one or more share certificates to the Purchaser representing the Shares, and the Purchaser shall have received such share certificates.

                    (p) Additional Documents. On the Closing Date the Standby Purchaser shall have been furnished with such documents and opinions as it may reasonably require for the purpose of passing upon issuance and sale of the Standby Shares as herein contemplated and as it may reasonably require in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, herein contained; and all proceedings taken by the Company in connection with the issuance and sale of the Standby Shares as herein contemplated shall be reasonably satisfactory in form and substance to the Standby Purchaser and its counsel.

                    (q) Termination of Agreement. If any condition specified in this Section 4 shall not have been satisfied by February 28, 2010, this Agreement may be terminated by the Standby Purchaser in its sole discretion by notice to the Company at any time thereafter, and any such termination shall be without liability of any party to any other party hereto except as provided in Section 1(f), 5 and 6, which shall survive any such termination and remain in full force and effect.

          5. Indemnification. In consideration of the Standby Purchaser’ execution and delivery of this Agreement and acquiring the Standby Shares hereunder and in addition to all of the Company’s other obligations under this Agreement, the Company shall defend, protect, indemnify and hold harmless the Standby Purchaser and all of its partners, officers, directors, employees and members and any of the foregoing person’s agents, advisors or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Purchaser Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Purchaser Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Purchaser Indemnified Liabilities”), incurred by any Purchaser Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in this Agreement or any other certificate or document contemplated hereby or thereby, (b) any breach of any covenant, agreement or obligation of the Company contained in this Agreement or any other certificate or document contemplated hereby or thereby, or (c) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereto), including the Rule 430A Information or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or arising out of any untrue statement or alleged untrue statement of a material fact included in any Preliminary Prospectus, any Permitted Free Writing Prospectus or the Prospectus (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Purchaser Indemnified Liabilities shall not include any liability of any Purchaser Indemnitee arising out of such Purchaser Indemnitee’s gross negligence or willful misconduct. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Purchaser Indemnified Liabilities which is permissible under applicable law.

          The Company shall not, without the prior written consent of the Purchaser Indemnitees, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 5 (whether or not any Purchaser Indemnitee is an actual or potential party thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each Purchaser Indemnitee from all liability arising out of such litigation, investigation, proceeding or claim, and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any Purchaser Indemnitee.

          6. Survival. All representations, warranties and agreements contained in this Agreement or in certificates of officers of the Company submitted pursuant hereto, shall remain operative and in full force and effect regardless of (i) any investigation made by or on behalf of the Standby Purchaser of any Purchaser Indemnitee and (ii) delivery of and payment for the Standby Shares.

          7. Termination. The Standby Purchaser may terminate this Agreement, by notice to the Company at any time at or prior to Standby Closing Date if, after the date hereof, (i) there has occurred any material adverse change in the financial markets in the United States or the international financial markets, any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which is such as to make it, in the judgment of the Standby Purchaser, impracticable or inadvisable to proceed with the Rights Offering or to enforce contracts for the sale of the Rights Shares, or (ii) trading in any securities of the Company has been suspended or materially limited by the Commission or any trading market, or if trading generally on the American Stock Exchange, the New York Stock Exchange or the Nasdaq Global Market has been suspended or materially limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by any of said exchanges or by such system or by order of the Commission, FINRA or any other governmental authority, or (iii) a material disruption has occurred in commercial banking or securities settlement or clearance services in the United States, or (iv) a banking moratorium has been declared by either Federal or New York authorities. If this Agreement is terminated pursuant to this Section, such termination shall be without liability of any party to any other party except that Sections 1(f), 5 and 6 shall survive such termination and remain in full force and effect.

                    8. Governing Law; Miscellaneous

                              8.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts to be wholly performed within such state and without regard to conflicts of laws provisions. Any legal action or proceeding arising out of or relating to this Agreement, or any other agreement executed pursuant hereto, may be instituted in the courts of the State of New York sitting in the Borough of Manhattan in New York City, and the parties hereto irrevocably submit to the jurisdiction of each such court in any action or proceeding. Each party hereto hereby irrevocably waives and agrees not to assert, by way of motion, as a defense, or otherwise, in every suit, action or other proceeding arising out of or based on this Agreement, or any other agreement executed pursuant hereto, and brought in any such court, any claim that such party is not subject personally to the jurisdiction of the above named courts, that such party’s property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper.

                              8.2 Counterparts. This Agreement may be executed by facsimile and in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute one agreement. Execution and delivery of this Agreement by facsimile transmission (including delivery of documents in

Adobe PDF format) shall constitute execution and delivery of this Agreement for all purposes, with the same force and effect as execution and delivery of an original manually signed copy hereof.

                              8.3 Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

                              8.4 Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

                              8.5 Costs and Expenses. Except as otherwise provided herein, each party shall be responsible for all of its out-of-pocket costs and expenses incurred with respect to this Agreement and the transactions contemplated by this Agreement. Nevertheless, in the event that any dispute between the parties should result in litigation or arbitration, the prevailing party in such dispute shall be entitled to recover from the non-prevailing party in such dispute all reasonable fees, costs and expenses of enforcing any right of the prevailing party, including without limitation, reasonable attorney’s fees and expenses, all of which shall be deemed to have accrued upon the commencement of such action and shall be paid whether or not such action is prosecuted to judgment.

                              8.6 Entire Agreement; Amendments; Waivers. This Agreement supersedes all other prior oral or written agreements between the Standby Purchaser, the Company, their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor the Standby Purchaser makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and the Standby Purchaser, and no provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought.

                              8.7 Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing, must be delivered by (i) courier, mail or hand delivery or (ii) facsimile, and will be deemed to have been delivered upon receipt. The addresses and facsimile numbers for such communications shall be:

If to the Company:

HC Innovations, Inc.
10 Progress Drive, Suite 200
Shelton, CT 06484
Telephone: (203) 925-9600
Facsimile: (203) 926-0594
Attention: John Randazzo, Interim CEO

With a copy to:

Gersten Savage LLP
600 Lexington Avenue, 9th Floor
New York, New York 10022
Telephone: (212) 752-9700
Facsimile: (212) 813-9768
Attention: Jay M. Kaplowitz, Esq.

If to the Purchaser:

Brahma Finance (BVI) Limited
Le Roccabella
24 Avenue Princesse Grace
Monte-Carlo, MC 98000
Monaco
Telephone: +33 643 916 999
Attention: Nicholas Barham

With a copy to:

Thompson Hine LLP
335 Madison Avenue, 12th Floor
New York, New York 10017
Telephone: (212) 908-3975
Facsimile: (212) 344-6101
Attention: John M. Clapp, Esq.

Each party shall provide five (5) days prior written notice to the other party of any change in address, telephone number or facsimile number. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

                              8.8 Successors and Assigns. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including any Permitted Assignee (as defined below). The Standby Purchaser may assign some or all of its rights hereunder to any assignee of the Standby Shares (in each case, a “Permitted Assignee”); provided, however, that any such assignment shall not release the Standby Purchaser from its obligations hereunder unless such obligations are assumed by such assignee and the Company has consented to such assignment and assumption.

                              8.9 No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person, except that the representations, warranties and agreements of the Company contained in this Agreement shall also be deemed to be for the benefit of the person or persons, if any, who control the Standby Purchaser within the meaning of the 1933 Act.

                              8.10 Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

                              8.11 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

                              8.12 Days; Certain Definitions. Unless the context refers to “business days,” all references herein to “days” shall mean calendar days. For purposes of this Agreement, (a) “Business Day” means any day on which the New York Stock Exchange is open for trading and “Close Of Business” means 5:00 p.m., Eastern Standard Time, and (b) “Subsidiary” has the meaning set forth in Rule 405 of the rules and regulations promulgated under the 1933 Act.

IN WITNESS WHEREOF, the parties hereto have caused this Standby Purchase Agreement to be duly executed as of the date and year first above written.

HC INNOVATIONS, INC.		BRAHMA FINANCE (BVI) LIMITED

By:	/s/ John Randazzo	By:	/s/ Nicholas Barham

Name: John Randazzo		Name: Nicholas Barham
Title: Interim CEO		Title: Director

Exhibit A

Legal Opinion

______, 2009

Brahma Finance (BVI) Limited
Le Roccabella
24 Avenue Princesse Grace
Monte-Carlo, MC 98000
Monaco

Re:	HC Innovations, Inc.

Ladies and Gentlemen:

          We are counsel to HC Innovations, Inc., a Delaware corporation (“Company”), in connection with the execution and delivery of that certain Standby Purchase Agreement (the “Standby Purchase Agreement”) dated ______, 2009 by and between the Company and Brahma Finance (BVI) Limited, and the Undertaking to Convert Notes and Transfer Warrants (the “Undertaking to Convert Notes and Transfer Warrants”) referred to therein (collectively, the “Transaction Documents”), and the transactions contemplated thereby. This opinion is being delivered pursuant to Section 4(k) of the Standby Purchase Agreement. Unless otherwise indicated, capitalized terms used herein but not otherwise defined herein shall have the respective meanings set forth in the Standby Purchase Agreement.

          In so acting, we have examined (i) the Transaction Documents (ii) the Company’s Articles of Incorporation, as in effect on the date hereof (the “Articles of Incorporation”), and (iii) the Company’s Bylaws, as in effect on the date hereof (the “Bylaws”), and we have examined and considered such corporate records, certificates and matters of law as we have deemed appropriate as a basis for our opinions set forth below.

          Based upon the foregoing and subject to the assumptions, limitations, qualifications and exceptions stated herein, we are of the opinion that as of the date hereof:

          1. Except as set forth on Schedule I hereto, the Company and its Subsidiaries are duly organized, validly existing corporations or organizations and in good standing under the laws of their respective states of incorporation or organization, and they have the corporate or other power and authority to own, lease and operate their properties and to conduct their business as currently conducted, except that we offer no opinion with respect to the Company’s or the Subsidiaries’ compliance with any applicable healthcare laws.

          2. Except as set forth on Schedule I hereto, the Company and its Subsidiaries are duly qualified as foreign corporations or limited liability companies, as applicable, to transact business in the jurisdictions in which their ownership or lease of property or the conduct of their business require such qualification, and are in good standing in each such jurisdiction, except where the failure to be so qualified or in good standing could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

          3. The Company has the corporate power and authority to execute and deliver the Transaction Documents and to perform its obligations thereunder, and has taken all necessary corporate or other action to authorize the execution, delivery and performance of the Transaction Documents. The Company has duly executed and delivered the Transaction Documents and the Transaction Documents constitute the legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except to the extent that the enforceability thereof may be limited by:

(a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws relating to or generally affecting creditors’ rights in effect now or in the future; and

(b) the exercise of judicial discretion in accordance with general equitable principles (regardless of whether enforcement is sought in equity or at law).

          4. The Common Stock issuable (i) pursuant to the Standby Purchase Agreement and (ii) upon conversion of the Amended Notes pursuant to the Undertaking to Convert Notes and Transfer Warrants has been duly authorized and reserved for issuance pursuant thereto, and when issued in accordance with the terms of the Standby Purchase Agreement and the Undertaking to Convert Notes and Transfer Warrants will have been validly issued, fully paid and non-assessable, and the issuance of such Common Stock is not subject to any preemptive or similar rights.

          5. Neither the execution, delivery and performance by the Company of the Transaction Documents nor compliance by it with the terms and provisions thereof, nor the consummation of the transactions contemplated therein, will (a) violate or conflict with any provision of the Articles of Incorporation of the Company or any Subsidiary; (b) to the best of our knowledge, conflict with, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any Subsidiary is a party or by which they or any of their property or assets are bound or to which they may be subject; or (c) contravene any provision of any law, statute, rule, regulation (including any order, writ, injunction or decree known to us) of any court or governmental instrumentality applicable to the Company or a Subsidiary, except, in the case of each of clauses (b) and (c), such as have not, individually or in the aggregate resulted, or could reasonably be expected to result, in a Material Adverse Effect. In rendering the opinion in clause (b) above, we have assumed that the waivers provided for in Section 7 of the Undertaking to Convert Notes and Transfer Warrants have been granted by the Required Noteholders under the Securities Amendment and Purchase Agreement.

          6. Other than those authorizations, approvals, and consents that have already been obtained, and those notices and filings that have already been made, no authorization, approval, consent, or other action by, and no notice to or filing with any court or governmental agency or body having jurisdiction over the Company or any of its properties or assets is required for the due execution, delivery or performance by the Company of its respective obligations under the Transaction Documents.

          7. To our knowledge, except as disclosed in the Standby Purchase Agreement, there are no actions, suits or proceedings by or before any court, arbitrator or governmental agency pending or threatened against the Company that challenges the legality, validity or enforceability of the Transaction Documents.

          8. Each of the Registration Statement and any post-effective amendment thereto has become effective under the 1933 Act and no stop order suspending the effectiveness of the Registration Statement or any post-effective amendment thereto has been issued under the 1933 Act. At the respective times the Registration Statement and any post-effective amendment thereto became effective and at the Standby Closing Date, the Registration Statement and any amendments and supplements thereto complied, in all material respects with the requirements of the 1933 Act and the 1933 Act

Regulations and did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

          These opinions are limited to the matters expressly stated herein and are rendered solely for your benefit and may not be quoted or relied upon for any other purpose or by an other person.

          The opinions expressed herein are subject to the following assumptions, limitations, qualifications and exceptions:

          A. We have assumed the genuineness of all signatures, the authenticity of all Transaction Documents submitted to us as originals, the conformity with originals of all Transaction Documents submitted to us as copies, the authenticity of certificates of public officials and the due authorization, execution and delivery of all Transaction Documents (except the due authorization, execution and delivery by the Company and its Subsidiaries of the Transaction Documents).

          B. We have assumed that each of the parties to the Transaction Documents other than the Company (the “Other Parties”) has the legal right, capacity and power to enter into, enforce and perform all of its obligations under the Transaction Documents. Furthermore, we have assumed the due authorization by each of the Other Parties of all requisite action and the due execution and delivery of the Transaction Documents by each of the Other Parties, and that the Transaction Documents are valid and binding upon each of the Other Parties and are enforceable against each Other Party in accordance with their terms.

          C. As to matters of fact material to our opinions in this letter, we have relied on certificates of officers of the Company, public officials and other appropriate persons and on the representations made in the Transaction Documents. As used in this opinion, the expression “to our knowledge” refers to the current actual knowledge of the attorneys of this firm who have worked on matters for the Company solely in connection with the Transaction Documents and the transactions contemplated thereby, and without any independent investigation of any underlying facts or situations.

          D. Our examination of law relevant to the matters covered by this opinion is limited to the State of New York, the corporate laws of the State of Delaware and the federal law of the United States, and we express no opinion as to the effect on the matters covered by this opinion of the laws of any other jurisdiction. In furnishing the opinion regarding the valid existence and good standing of the Company and the Subsidiaries we have relied solely upon an examination of the records of the relevant Secretaries of State of incorporation of the Company and the Subsidiaries. We do not purport to be experts in, or to express any opinion herein concerning, the law of any jurisdiction other than the laws of the State of New York, the corporate laws of the State of Delaware and the laws of the United States of America. To the extent that any relevant documents are governed by laws other than those of the State of New York the corporate laws of the State of Delaware or the laws of the United States of America, we have rendered our opinion with respect solely to the laws of the State of New York, the corporate laws of the State of Delaware and/or the laws of the United States of America, as applicable. We have not given any opinions with respect to the Company and/or the Subsidiaries’ compliance with applicable healthcare laws as we do not act as healthcare counsel to the Company and/or the Subsidiaries.

          This opinion is further subject to the following:

          A. Insofar as any opinion expressed above relates to the performance after the date hereof of any of the Transaction Documents, we have assumed that all laws, regulations, and other similar circumstances related to such performance of such Transaction Documents are the same as in effect on the date hereof.

          B. Our opinions are limited to only those laws, rules, and regulations that we have, in the exercise of customary professional diligence, but without any special investigation, recognized as generally applicable to the transactions contemplated by the Transaction Documents or to business organizations of the same type as the Company, as applicable (which are not engaged in regulated business activities). In addition, we express no opinion as to any law, rule, or regulation (i) the violation of which would not have a material adverse effect on you or the Company or the Company’s ability to perform its obligations under the Transaction Documents; (ii) the violation of which can be cured without significant expense to you; or (iii) to which the Company may be subject as a result of your legal or regulatory status.

          This opinion is given as of the date hereof and we assume no obligation, to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

Sincerely,

GERSTEN SAVAGE, LLP